CPI Aerostructures, Inc.8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

– COMPLETES FINANCIAL RESTATEMENT, COMMENTS ON 2020 BUSINESS TRENDS –

– ENTERS INTO AMENDED CREDIT FACILITY –

Fourth Quarter 2019 vs. Restated Fourth Quarter 2018

●	Revenue of $22.7 million compared to $22.4 million; an increase of 1.3%;

●	Gross profit of $2.5 million compared to $1.5 million; an increase of 67%;

●	Gross margin was 10.9% compared to 6.7%; an increase of 420 basis points;

●	Net loss of $1.38 million compared to $1.70 million; a decrease of 19%;

●	Loss per diluted share of $0.12 compared to $0.15 on a higher number of shares outstanding;

●	Cash flow from operations was $3.7 million compared to $0.4 million.

Full Year 2019 vs. Restated Full Year 2018

●	Revenue was $87.5 million compared to $70.4 million, an increase of 24.3%;

●	Gross profit was $9.1 million compared to $4.2 million, an increase of 116.7%;

●	Gross margin was 10.4% compared to 6.0%, an increase of 440 basis points;

●	Net loss was $4.5 million compared to $7.5 million, a decrease of 40%;

●	Loss per diluted share of $0.38 compared to $0.80 on a higher number of shares outstanding;

●	Cash flow from operations was $(0.4) million compared to $(2.7) million;

●	Record total backlog at $561.9 million compared to $408.8, an increase of 37.5% with multi-year defense contracts comprising approximately 88%;

●	Record funded backlog at $147.6 million compared to $121.9, an increase of 21.1% with defense orders comprising approximately 93%.

EDGEWOOD, N.Y. – August 25, 2020 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for its fourth quarter and year ended December 31, 2019.

With the filling of Form 10-K for fiscal year 2019, the Company has comprehensively completed its restatement of financial statements included in its annual report on Form 10-K for the year ended December 31, 2018. The Company has also filed amended quarterly reports on Forms 10-Q/A for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019, which filings include restated financial results for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, respectively. The Company is working on completing its Form 10-Q for its fiscal first quarter ended March 31, 2020 and has commenced preparing financial statements for the fiscal second quarter ended June 30, 2020. The company intends to conduct a conference call with investors to discuss the first quarter results in conjunction with the first quarter earnings press release.

CPI Aero Q4’19 Earnings Press Release	Page 2
August 25, 2020

Commenting on the completion of the restatements, Douglas McCrosson, president and CEO of CPI Aero stated, “During the restatement process, we engaged a “Big Four” public accounting and advisory firm to assist us in developing accounting policies and internal control procedures to be compliant with a new standard of revenue recognition from contracts with customers that we adopted as of January 1, 2018. We are confident that we now have appropriate and compliant accounting policies in place for reporting results in future periods. We have also begun the process to remediate certain material weaknesses in our internal control over financial reporting as we further describe in our 10-K filed today.”

Review of 2019 Financial Results (as compared to restated 2018 financial results)

Revenue, profit, profit margin, cash flow improved in 2019 compared to the restated results of 2018. Revenue increase was driven by high single digit percentage organic growth, as well as revenue from Welding Metallurgy (“WMI”), the subsidiary that was acquired in December 2018, which did not contribute meaningful revenue in 2018. Gross profit margin expanded by 440 basis points as production rates increased for key military programs, including the Next Generation Jammer – Mid Band pod structure program with Raytheon Technologies, Inc. As a result, the Company reported a significant increase in gross profit and reduced its net loss compared to 2018. Cash flow from operations improved by more than $2 million to approach breakeven. Gross profit margins on defense programs in 2019 was approximately 15%; commercial programs were not profitable.

Management Commentary on Backlog Growth in 2019

Mr. McCrosson stated, “We had exceptional success in winning new contract awards in 2019 that resulted in higher total backlog and funded backlog at year-end. Total backlog increased more than 37% to more than $561 million, and funded backlog grew more than 21% to a company record $147.6 million during 2019 driven by purchase orders to our WMI subsidiary, as well as new orders from Boeing, Sikorsky, Lockheed Martin, Raytheon, and Northrop Grumman.

“Our backlog strength is attributable to continued successful execution on our defense-centric business development strategy that targets segments of the defense industry that are aligned with national security priorities such as electronic warfare (EW), intelligence, surveillance, reconnaissance (ISR); advanced missile technologies, including hypersonics, and autonomous systems. As a result, we set a company record for defense backlog of $496.7 million at year-end, up more than 55% from $319.5 million at the end of 2018, driven by new multi-year program wins and program extensions. Notable additions to the defense backlog included: a $48 million potential value contract from Boeing for the re-winging of A-10 aircraft; a $67.7 million potential value U.S. Air Force contract for T-38 aircraft modification kits; and $8.1 million contract for E-2D Advanced Hawkeye wing kits from Northrop Grumman.”

CPI Aero Q4’19 Earnings Press Release	Page 3
August 25, 2020

2020 Business Trends

Mr. McCrosson stated, “Contract momentum continued into 2020. We recently announced major new funded orders from Northrop Grumman for the E-2D Advanced Hawkeye that contributed to our funded backlog during the first quarter and drove a sequential increase in funded backlog of more than $63 million to nearly $211 million. Also included in funded backlog at March 31st is the initial $1.3 million purchase order CPI Aero previously announced from Northrop Grumman to support its proposal on the Next Generation Jammer-Low Band Capability Block 1 electronic warfare system. These and other awards drove funded defense backlog to a second consecutive company record at $206 million at quarter-end.”

Commenting on the impact of the pandemic on the Company’s operations, Mr. McCrosson continued, “We expect that the impact of the COVID-19 pandemic will have an adverse effect on the results of our operations, financial position and cash flow for the year ending December 31, 2020, particularly during the first six months of 2020. Although we have been classified as an “essential business” by New York State and we remained in operation while non-essential New York businesses were required to be closed, certain of our staff have been working modified hours and remotely due to social distancing protocols and concern over their safety and the safety of others since on or about March 19, 2019. Since the pandemic began, we have experienced some minor supply chain disruptions, higher than normal employee absenteeism, order quantity reductions or cancellations from certain business jet customers, and short-term suspensions of manufacturing at ours or our customers’ facilities related to the COVID-19 pandemic. Customer demand within our defense business is expected to be largely sheltered from the impact of COVID-19, although the profitability of these programs will be affected as our defense programs must absorb more of the fixed costs due to weakened demand from the commercial side of our business. The overhead absorption is expected to stabilize at pre-pandemic levels by the end of 2020 as defense programs ramp up, largely offsetting the loss of labor base working on our commercial programs. We have taken mitigating steps to reduce the adverse effects. For example, we have curtailed discretionary spending, deferred all business travel, delayed hiring, and other measures to preserve cash. We have also taken action to more closely manage the flow of materials into the operations in response to weakened demand in our commercial programs.”

Mr. McCrosson concluded, “Despite pandemic-induced headwinds buffeting our commercial aviation business, we believe our book of business on key defense programs and continued emphasis on defense market opportunities should enable us to deliver revenue growth, improved operating margins, a return to profitability, and positive operating cash flow in 2020 and beyond.”

Amended Credit Facility

On August 24, 2020, we entered into a Sixth Amendment and Waiver (“Sixth Amendment”) to that certain Amended and Restated Credit Agreement with the Lenders named therein and BankUnited, N.A. (“BankUnited”) as Sole Arranger, Agent and Collateral Agent, dated as of March 24, 2016 (as amended from time to time, the “Credit Agreement”). In connection with the Sixth Amendment, we also amended the Amended and Restated Revolving Credit Note, dated as of March 24, 2016, which represents an aggregate principal revolving loan commitment amount of $30 million (“Revolving Note”) and the Amended and Restated Term Note, dated as of March 24, 2016, with an original principal amount of $10 million (“Term Note”).

CPI Aero Q4’19 Earnings Press Release	Page 4
August 25, 2020

Under the Sixth Amendment, and the related amendments to the Revolving Note and Term Note, an aggregate of $6 million of the outstanding balance under the Revolving Note was converted into and added to the outstanding balance on the Term Note. The availability under the Revolving Note was permanently reduced by $6 million, to $24 million, and the outstanding principal amount on the Term Note was increased to approximately $7,933,000.

Additionally, under the Sixth Amendment, the parties amended the Credit Agreement by (i) extending the maturity date of the Revolving Note and Term Note to May 2, 2022, and making conforming changes to the payment schedule on the Term Note, (ii) amending the fixed charge coverage ratio covenant by requiring the ratio to be quarterly for September 30, 2020 and December 31, 2020 and then determined on a trailing twelve-month basis beginning on March 31, 2021, (iii) waiving leverage covenant noncompliance is waived for each quarter ended during the period from March 31, 2018 through December 31, 2019. The leverage covenant will not be tested for the four quarters from March 31, 2020 through December 31, 2020, Then, beginning with the quarter ending March 31, 2021, the funded debt to EBITDA ratio shall be 4.0:1.0, tested on a trailing four quarter basis, (iv) reducing the minimum quarterly EBITDA covenant from $2 million to $1 million beginning on September 30, 2020, (v) maintaining a minimum net income, after taxes, of no less than $1.00 and (vi) replacing the interest pricing grid for the Revolving Note with an interest rate for Eurodollar loans of LIBOR plus 3.25% with a floor of 50 basis points or an interest rate for base rate loans equal to BankUnited’s prime rate plus 0.25%.

The restatement of the financial statements for the Non-Reliance Periods and our internal controls weaknesses caused us to be in violation of certain financial and non-financial covenants under the BankUnited Facility as of and after March 31, 2018. BankUnited has agreed to waive each covenant violation under the Credit Agreement in connection with the previously disclosed errors in our financial statements for the Non-Reliance Periods and to prospectively waive the covenant violation for late delivery of our financial statements for the first three quarters of 2020. BankUnited agreed not to test our compliance with the financial covenants under the Credit Agreement for the first half of 2020. Financial covenant testing will resume for the quarter ending September 30, 2020. BankUnited also consented to the incurrence of additional indebtedness by the Company pursuant to the previously-announced loan made by BNB Bank on April 10, 2020, of an aggregate principal amount of $4,795,000 pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and agreed that the income and debt effects of such loan will be excluded for covenant calculation purposes.

Background on the Restatement

On February 14, 2020, the Company filed a Form 8-K disclosing that the Audit & Finance Committee of the Company’s Board of Directors determined, based on the recommendation of management, that the Company’s financial statements which were included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2018, June 30, 2018, September 30, 2018, March 31, 2019, June 30, 2019, and September 30, 2019 (“Non-Reliance Periods”) should no longer be relied upon due to errors in such consolidated financial statements relating to the Company’s recognition of revenue from contracts with customers. The errors were uncovered as part of the preparation of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2019.

CPI Aero Q4’19 Earnings Press Release	Page 5
August 25, 2020

The Company recognizes sales and profits for contracts with customers using the cost-to-cost percentage of completion method of accounting. Historically, for long-term programs, the Company applied the cost-to-cost percentage of completion method at the program level. The Company estimated its revenue recognition utilizing the life of the program to both measure progress and estimate profit margin. After reconsideration of the terms of the Company’s contracts with customers, management concluded that its life of the program accounting was not an appropriate application of ASC Topic 606 and that certain revenues and net income were recognized inaccurately due to this incorrect application of generally accepted accounting principles in the United States of America (“U.S. GAAP”). Therefore, previously reported revenue and net income were overstated. The errors also had an impact on the Company’s balance sheet for the affected periods. The accounting errors had no impact on the Company’s cash flows from operations for the Non-Reliance Periods. See Part IV, Item 15, “Note 18. Restatement of Previously Issued Financial Statements” of the notes to the consolidated financial statements of the Annual Report on Form 10-K that was filed today for a more detailed discussion of the error and the effects of the restatement.

In connection with its restatement, the Company and CohnReznick LLP, our independent registered certified public accounting firm, identified and reported to the Company’s Board of Directors significant internal control matters that collectively constitute “material weaknesses.” Please see “Item 9A, Controls and Procedures” in the Annual Report on Form 10-K that was filed today for a description of these matters.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2019.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

CPI Aero Q4’19 Earnings Press Release	Page 6
August 25, 2020

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com

– Tables to Follow –

CPI Aero Q4’19 Earnings Press Release	Page 7
August 25, 2020

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Years ended December 31,	2019	2018 (As Restated )

Revenue	$87,518,688	$70,366,016

Cost of sales	78,386,997	66,155,986

Gross profit	9,131,691	4,210,030

Selling, general and administrative expenses	11,562,781	9,780,027
Loss from operations	(2,431,090)	(5,569,997)

Other expense:
Other income	89,666	28,709
Interest expense	(2,104,851)	(1,989,417)
Total other expense, net	(2,015,185)	(1,960,708)
Loss before provision for income taxes	(4,446,275)	(7,530,705)

Provision for income taxes	3,877	16,048
Net loss	(4,450,152)	(7,546,753)

Other comprehensive income, net of tax
Change in unrealized loss-interest rate swap	—	14,800

Comprehensive loss	$(4,450,152)	$(7,531,953)
Loss per common share-basic	$(0.38)	$(0.80)

Loss per common share-diluted	$(0.38)	$(0.80)

Shares used in computing loss per common share:
Basic	11,808,052	9,480,948
Diluted	11,808,052	9,480,948

CPI Aero Q4’19 Earnings Press Release	Page 8
August 25, 2020

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

		December 31,
	December 31, 2019	2018 (As Restated )
ASSETS
Current Assets:
Cash	$4,052,109	$4,128,142
Restricted Cash	1,380,684	2,000,000
Accounts Receivable, net	7,029,602	8,722,571
Contract Assets	15,280,807	17,588,866
Inventory	5,891,386	9,361,611
Refundable Income Taxes	474,904	434,903
Prepaid expenses and other current assets	721,964	1,972,630
Total Current Assets	34,831,456	44,208,723

Operating lease right-of-use assets	3,886,863	—
Property and equipment, net	3,282,939	2,545,192
Intangibles, net	375,000	—
Goodwill	1,784, 254	—
Refundable Income Taxes	—	434,903
Other assets	179,068	249,575
Total Assets	$44,339,580	$47,438,393

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$8,199,557	$9,902,481
Accrued expenses	2,372,522	1,558,160
Contract Liabilities	3,561,707	5,252,579
Loss reserve	2,650,963	3,663,558
Current portion of long-term debt	2,484,619	2,434,981
Operating lease liabilities	1,709,153	—
Income taxes payable	1,216	113,992
Total current liabilities	20,979,737	22,925,751

Line of credit	26,738,685	24,038,685
Long-term operating lease liabilities	2,596,784	—
Long-term debt, net of current portion	1,764,614	3,876,238
Other liabilities	—	531,124
Total Liabilities	52,079,820	51,371,798

Shareholders’ Deficit :
Common stock - $.001 par value; authorized 50,000,000 shares, 11,818,830 and 11,718,246 shares, respectively, issued and outstanding	11,819	11,718
Additional paid-in capital	71,294,629	70,651,413
Accumulated deficit	(79,046,688)	(74,596,536)
Total Shareholders’ Deficit	(7,740,240)	(3,933,405)
Total Liabilities and Shareholders’ Deficit	$44,339,580	$47,438,393